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                                                                    Exhibit 3.25

                           U.S.I. HOLDINGS CORPORATION
                       AMENDED CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES N PREFERRED STOCK

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                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                                   ----------

     We, the undersigned, Chief Executive Officer and Secretary, respectively, of U.S.I. HOLDINGS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), in accordance with the provisions of Section 151 of the GCL, do hereby certify that (1) no shares of Series N Preferred Stock of the Corporation are outstanding and that (2) the Board of Directors of the Corporation duly adopted the following resolutions on June 9th, 1997:

     RESLOVED, that pursuant to Section 151 of the Corporation Law and there being no shares of the Series N Preferred Stock outstanding, the rights and the qualifications, limitations or restrictions of the Series N Preferred Stock as set forth in the certificate of designations (the "Certificate of Designations") for such series is amended as follows:

     The last sentence of Article 1 of the Certificate of Designations is deleted and replaced with the following:

               The number of shares of Series N Preferred Stock shall be 4,300,000.

     Article 4, subparagraph (a) of the Certificate of Designations is deleted and replaced with the following:

               (a) Upon the dissolution, complete liquidation or winding up of the Corporation, the holder of each share of Series N Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Shares or any other class of capital stock ranking junior to the Series N Preferred Stock upon liquidation which may be authorized and issued from time to time, an amount per share of Series N Preferred Stock equal to the greater of
               (1) $6.50 per share of Series N Preferred Stock (the "Original Series N Issue Price") plus an amount per annum equal to 10% of the Original Series N Issue Price calculated from the date of issuance of such share of the Series N Preferred Stock and minus for

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               each year or portion thereof after the date of issuance the lesser of (i) the amount of any cash dividends paid in respect of such share of Series N Preferred Stock or (ii) an amount equal to 10% of the Original Series N Issue Price (the "Series N Liquidation Preference"); provided that if the amounts
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               distributable to stockholders are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series N Preferred Stock in accordance herewith and to the holders of each other series of Preferred Stock ranking on a parity with the Series N Preferred Stock, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire amount distributable to stockholders shall be distributed among the holders of the Series N Preferred Stock and each other series of Preferred Stock entitled to participate therein in proportion to the liquidation preference of the shares held by each such holder and (2) the sum of (x) the excess of the Series N Liquidation Preference per share over the Original Series N Issue Price per share plus (y) the amount (the "Shared Allocation") that the holder of a share of Series N Preferred Stock would receive upon such distribution if all shares of Series N Preferred Stock and any other series of Preferred Stock entitled to similar rights in connection with such distribution were converted into Common Shares immediately after the distribution of the amount referred to in clause (x) and any similar distribution required by another series of Preferred Stock and immediately prior to any further distribution to stockholders.

     Article 5, subparagraph (a) of the Certificate of Designations is deleted and replaced with the following:

               (a) The Corporation shall have the right, exercisable at its option, on or before the date of the first anniversary of the date on which the Corporation consummates a sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $6.50 per share (adjusted to reflect subsequent stock dividends, stock splits and reclassifications) and aggregate proceeds of not less than $20,000,000 (a "Public Offering"), to convert in whole the Series N Preferred Stock then outstanding into shares of Common Stock (a "Forced Conversion"). Upon the date of any Forced Conversion each share of Series N Preferred Stock shall be converted into the number of shares of Common Stock into which such share could then be converted pursuant to Section 7 hereof.

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     RESOLVED, that the proper officers be, and each hereby is, authorized and directed in the name and on behalf of the Corporation to execute and cause to be filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware, a Certificate of Designations, substantially setting forth the terms hereinabove set forth, with such changes therein as such officers may approve, such approval to be conclusively evidenced by such officer's execution thereof, setting forth the above resolution establishing the designations, preferences and special rights and qualifications, limitations or restrictions of the Preferred Stock.

     RESOLVED, that the proper officers of the Corporation be, and they each hereby are, authorized to take all such further action and to execute all such further instruments and documents in the name of and on behalf of the Corporation and under its corporate seal or otherwise, and to pay all such costs and expenses as shall be necessary or appropriate in order to carry out the intent and accomplish the purpose of the foregoing resolutions.

     IN WITNESS WHEREOF, U.S.I. HOLDINGS CORPORATION has caused this certificate to be executed by Bernard H. Mizel and John Addeo, being the Chief Executive Officer and Secretary, respectively, of the Corporation this 9th day of June, 1997.


                                                    /s/ Bernard H. Mizel
                                                    ----------------------------
                                                      Chief Executive Officer

ATTEST:


/s/ John Addeo
--------------------------
        Secretary